Exhibit 99.1
Axonics® Reports Second Quarter 2022 Financial Results

Generated record quarterly revenue of $69 million in 2Q22, an increase of 50% compared to 2Q21

Fiscal year 2022 revenue guidance increased to $253 million, an increase of 40% compared to fiscal year 2021

IRVINE, Calif. – August 1, 2022 – Axonics, Inc. (Nasdaq: AXNX), a global medical technology company that is developing and commercializing novel products for the treatment of bladder and bowel dysfunction, today reported financial results for the three months ended June 30, 2022.

“This quarter’s record revenue result reflects the growing demand for our best-in-class incontinence solutions,” said Raymond W. Cohen, chief executive officer of Axonics. “Sacral neuromodulation revenue grew 39% year over year, benefiting from the broad commercial launch of the Axonics F15™, our newly developed, long-lived, recharge-free sacral neuromodulation system. Bulkamid® generated another quarter of record revenue and we now expect approximately 50,000 women will have their stress urinary incontinence symptoms treated with Bulkamid in 2022.”

Cohen continued, “Our direct-to-consumer television advertising campaign, which we launched in April, is achieving our objective of increasing awareness for Axonics therapies, reducing stigma and encouraging women to consult physicians who specialize in bladder and bowel dysfunction. We remain confident that our commitment to innovation, quality and providing physicians and patients strong support will continue to drive market expansion and advance Axonics on its path to market leadership.”

Second Quarter 2022 Financial Results
•Net revenue was $69.0 million in second quarter 2022, an increase of 50% compared to $45.9 million in the prior year period.
◦Sacral neuromodulation revenue was $55.8 million, of which $54.5 million was generated in the U.S. and the remainder in international markets.
◦Bulkamid revenue was $13.2 million, of which $10.2 million was generated in the U.S. and the remainder in international markets.
•Gross margin was 72.8% in second quarter 2022 compared to 62.6% in the prior year period.
•Operating expenses were $71.6 million in second quarter 2022 inclusive of $12.2 million of non-cash costs for the change in fair value of contingent consideration related to the acquisition of Bulkamid.
◦Excluding non-cash acquisition-related costs, operating expenses were $59.4 million compared to $44.7 million in the prior year period.
•Net loss was $21.4 million in second quarter 2022 compared to net loss of $25.1 million in the prior year period.
•Cash, cash equivalents and short-term investments were $213.2 million as of June 30, 2022.

Fiscal Year 2022 Revenue Guidance
Axonics has updated its fiscal year 2022 revenue guidance as follows:
•Total company revenue of $253 million, an increase of 40% compared to fiscal year 2021. This compares to prior revenue guidance of $238 million.

•Sacral neuromodulation revenue of $205 million, an increase of 30% compared to fiscal year 2021.
•Bulkamid revenue of $48 million, an increase of 111% compared to fiscal year 2021.
Webcast and Conference Call
Axonics will host a conference call today at 4:30 p.m. Eastern Time to discuss financial results and recent business developments. To join the conference call by telephone, interested parties are required to register in advance by using the following link: Axonics 2Q22 registration. After registering, a confirmation email will be sent that includes the dial-in number and unique access code required to join the conference call by telephone.

For those not planning to ask a question on the conference call, the company recommends joining the live webcast, which can be accessed by using the following link: Axonics 2Q22 webcast. A replay of the webcast will be available shortly after the conclusion of the conference call and will be archived in the Events section of the Axonics investor relations website.
About Axonics
Based in Irvine, Calif., Axonics is a global medical technology company that is developing and commercializing novel products for adults with bladder and bowel dysfunction. Axonics recently ranked No. 1 on the 2021 Deloitte Technology Fast 500™ and the 2022 Financial Times ranking of the 500 fastest growing companies in the Americas.

Axonics sacral neuromodulation (SNM) systems provide patients suffering from overactive bladder and/or fecal incontinence with long-lived, easy to use, safe, clinically effective therapy. In addition, the company’s best-in-class urethral bulking hydrogel, Bulkamid®, provides safe and durable symptom relief to women with stress urinary incontinence (SUI). Overactive bladder affects an estimated 87 million adults in the U.S. and Europe, with an additional 40 million adults estimated to suffer from fecal incontinence. SUI affects an estimated 29 million women in the U.S. alone. Axonics’ clinically proven products are offered at hundreds of medical centers across the U.S. and abroad. Reimbursement coverage is well established in the U.S. and is a covered service in most European countries. For more information, visit www.axonics.com.
Forward-Looking Statements
Statements made in this press release that relate to future plans, events, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Words such as “planned,” “expects,” “believes,” “anticipates,” “designed,” and similar words are intended to identify forward-looking statements. While these forward-looking statements are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in Axonics filings with the Securities and Exchange Commission, all of which are available online at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Axonics undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Axonics contact:
Neil Bhalodkar
Investor Relations
949-336-5293
IR@axonics.com

Axonics, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$203,236	$220,878
Short-term investments	9,998	—
Accounts receivable, net of allowance for credit losses of $305 and $355 at June 30, 2022 and December 31, 2021, respectively	36,115	29,044
Inventory, net	58,412	64,946
Prepaid expenses and other current assets	5,366	6,449
Total current assets	313,127	321,317
Property and equipment, net	7,228	6,915
Intangible assets, net	91,627	106,469
Other assets	7,254	7,734
Goodwill	94,852	105,510
Total assets	$514,088	$547,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,207	$7,654
Accrued liabilities	7,301	5,435
Accrued compensation and benefits	10,922	12,413
Operating lease liability, current portion	1,429	1,366
Total current liabilities	29,859	26,868
Operating lease liability, net of current portion	8,321	9,052
Deferred tax liabilities, net	15,782	19,217
Other long-term liabilities	22,400	10,370
Total liabilities	76,362	65,507
Stockholders’ equity
Preferred stock, par value $0.0001 per share; 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, par value $0.0001, 75,000,000 and 50,000,000 shares authorized at June 30, 2022 and December 31, 2021, respectively; 47,117,716 and 46,330,167 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	5	5
Additional paid-in capital	820,526	803,559
Accumulated deficit	(358,677)	(314,566)
Accumulated other comprehensive loss	(24,128)	(6,560)
Total stockholders’ equity	437,726	482,438
Total liabilities and stockholders’ equity	$514,088	$547,945

Axonics, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenue	$68,980	$45,869	$117,400	$80,242
Cost of goods sold	18,784	17,135	33,962	31,109
Gross profit	50,196	28,734	83,438	49,133
Operating expenses
Research and development	7,135	9,098	18,371	18,467
General and administrative	10,572	8,035	20,585	14,661
Sales and marketing	39,381	25,411	72,444	46,339
Amortization of intangible assets	2,332	2,200	4,795	2,878
Acquisition-related costs	12,205	—	12,205	4,414
Total operating expenses	71,625	44,744	128,400	86,759
Loss from operations	(21,429)	(16,010)	(44,962)	(37,626)
Other income (expense)
Interest income	360	7	403	15
Interest and other expense	(839)	(5,849)	(1,128)	(7,299)
Other expense, net	(479)	(5,842)	(725)	(7,284)
Loss before income tax (benefit) expense	(21,908)	(21,852)	(45,687)	(44,910)
Income tax (benefit) expense	(465)	3,296	(1,576)	2,741
Net loss	(21,443)	(25,148)	(44,111)	(47,651)
Foreign currency translation adjustment	(12,648)	859	(17,568)	(1,343)
Comprehensive loss	$(34,091)	$(24,289)	$(61,679)	$(48,994)

Net loss per share, basic and diluted	$(0.47)	$(0.59)	$(0.98)	$(1.16)
Weighted-average shares used to compute basic and diluted net loss per share	45,311,001	42,788,678	45,225,494	41,210,091

Axonics, Inc.
Net Revenue by Product and Region
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Sacral neuromodulation
United States	$54,468	$39,243	$92,183	$70,988
International	1,290	951	2,645	2,109
Sacral neuromodulation total	$55,758	$40,194	$94,828	$73,097

Bulkamid
United States	$10,223	$2,371	$16,792	$2,949
International	2,999	3,304	5,780	4,196
Bulkamid total	$13,222	$5,675	$22,572	$7,145
Total net revenue	$68,980	$45,869	$117,400	$80,242